                                                               EXHIBIT 99.1
Broadridge Completes Acquisition of TD Ameritrade Retirement Plan
 Custody and Trust Assets

NEW YORK, N.Y. – July 1, 2019  – Broadridge Financial Solutions, Inc. (NYSE:BR), a global Fintech leader and part of the S&P 500® Index, has completed its previously announced acquisition of retirement plan custody and trust assets from TD Ameritrade Trust Company, a subsidiary of TD Ameritrade Holding Corporation (Nasdaq: AMTD). The acquired assets stem from relationships with independent third-party administrators and record-keepers serving retirement plan advisors.

The acquisition continues the expansion of Broadridge's suite of solutions for the growing qualified and non-qualified retirement plan services market and the support it provides for third-party administrators, financial advisors, record-keepers, banks, and brokers. This additional capacity to provide directed trustee, custody, mutual fund, and ETF trading services enables Broadridge to meet an even greater variety of client needs, unlock new growth opportunities and serve a broader set of retirement stakeholders. Broadridge now services approximately $420 billion in assets under administration and over 118,000 plan accounts in custody.

TD Ameritrade Institutional, a division of TD Ameritrade, Inc. that provides custody and brokerage services to more than 7,000 independent registered investment advisors (RIAs), will continue offering the TD Ameritrade Retirement Plan (TDARP), a solution for RIAs that combines record-keeping, administration and other plan services in one bundle. TD Ameritrade Institutional will maintain its TDARP sales, service, and marketing teams, as well as its vendor relationships with TDARP service providers. Broadridge will provide sub-custody and trade processing services for the TDARP program on an ongoing basis.

About Broadridge

Broadridge Financial Solutions, Inc. (NYSE: BR) a $4 billion global Fintech leader and a part of the S&P 500® Index, is a leading provider of investor communications and technology-driven solutions to banks, broker-dealers, asset managers and corporate issuers globally. Broadridge's investor communications, securities processing and managed services solutions help clients reduce their capital investments in operations infrastructure, allowing them to increase their focus on core business activities. With over 50 years of experience, Broadridge's infrastructure underpins proxy voting services for over 50 percent of public companies and mutual funds globally, and processes on average more than US $5 trillion in fixed income and equity trades per day. Broadridge employs over 10,000 full-time associates in 18 countries.

For more information about Broadridge, please visit www.broadridge.com.

Investors:

W. Edings Thibault
 Head of Investor Relations
Broadridge Financial Solutions
+1 516-472-5129
edings.thibault@broadridge.com

Media:

Linda Namias
Broadridge Financial Solutions
+1 631-254-7711
linda.namias@broadridge.com